Exhibit 99

Dillard’s, Inc. Announces Additional $250 Million Share Repurchase Program and Cash Dividend of $0.05 per Share

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 29, 2012--Dillard’s, Inc. (NYSE:DDS) (the “Company” or “Dillard’s”) today announced that the board of directors has approved an additional share repurchase program authorizing the Company to repurchase up to $250 million of its Class A Common Stock. At January 28, 2012, $27.5 million remained outstanding under the $250 million program authorized in May, 2011. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market or through privately negotiated transactions.

Additionally, the board of directors authorized a cash dividend of $0.05 per share on the Class A and Class B Common Stock of the Company payable May 1, 2012 to shareholders of record as of March 30, 2012.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965